The McGraw-Hill Companies Reports
11.9% growth in 2Q eps

$0.68 diluted earnings per share in 2Q2011

2Q 2011 Highlights:

•	McGraw-Hill Financial: 13.5% increase in revenue and 17.3% growth in operating profit

•	Standard & Poor’s: 18.6% gain in revenue and 17.3% growth in operating profit

•	McGraw-Hill Education: School orders delayed to 3Q; double-digit growth in digital revenue for higher education, professional markets

•	Information & Media: 11.7% increase in Business-to-Business Group’s revenue

•	Share repurchases: 7.7 million shares were bought back for $300 million at an average price of $38.96 in the first half of 2011

New York, NY, July 28, 2011 — The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $0.68 for the second quarter of 2011, an 11.9% increase compared to the same period last year.  Net income for the period increased 10.5% to $211.1 million.  Revenue grew by 7.2% in the second quarter to $1.6 billion.

“In the first quarter, we said a promising year was off to a good start and our second quarter results bear that out,” said Harold McGraw III, chairman, president and chief executive officer.  “We have achieved the best first half revenue growth since 2007, driven by our new segment, McGraw-Hill Financial, Standard & Poor’s and Information & Media’s Business-to-Business Group, which all produced double-digit revenue increases in the second quarter.  That performance offset a modest decline at McGraw-Hill Education, which was affected by delays in ordering and challenging comparisons.

“Based on our solid start to the year and a promising outlook for the second half, we now expect to achieve the top end of our 2011 diluted earnings per share guidance of $2.79 to $2.89.

“There has been a strong response from financial and non-financial buyers to the announcement in June that we planned to divest our Broadcasting Group.  That divestiture is part of a continuing portfolio review across the company to re-evaluate our strategic core.  G&A costs are also being reviewed to ensure efficiency.

“We stepped up our share repurchases in the second quarter of 2011, buying back 4.4 million shares for $177 million, and announced a new repurchase program for up to 50 million shares, or approximately 17% of the Corporation’s outstanding shares.”

McGraw-Hill Financial:  Revenue for this segment, which was launched in 2011, grew by 13.5% to $333.4 million and operating profit increased by 17.3% to $97.8 million in the second quarter compared to the same period last year.  Excluding the September 2010 acquisition of TheMarkets.com, revenue grew by 9.3%.  Favorable foreign exchange rates increased revenue by $2.6 million.

Solid performances by newly established groups in the reorganized segment — Integrated Desktop Solutions, Enterprise Solutions, and Benchmarks — offset a decline at Research & Analytics.

For McGraw-Hill Financial, subscription and international revenue both grew at double-digit rates in the second quarter.  Subscriptions produced $245.7 million, or 74% of McGraw-Hill Financial’s revenue in the second quarter.  International revenue of $102.6 million, or approximately 31% of the total segment, benefited from the continued enhancement of international databases and the successful integration of sales and marketing teams in overseas markets.

Integrated Desktop Solutions Group benefited from growth at Capital IQ, the Global Credit Portal, and the acquisition of TheMarkets.com.  Capital IQ added new data sets, enhanced platform functionality and increased its customer base, ending the second quarter with more than 3,700 clients, a 16.5% year-over-year increase.

The Global Credit Portal, which includes Ratings Direct, also expanded its customer base, capitalizing on strong demand for S&P ratings information in international markets, particularly in Europe.

The Enterprise Solutions Group, which is integrating the delivery of McGraw-Hill Financial, S&P and third-party data and information for financial markets, is adding clients who are buying multiple services.  Products such as Global Data Solutions and the Credit Health Panel, which draw on the range of segment information, are benefiting from the growing availability of broader and deeper content that helps clients manage investment and trading strategies.

Continued growth in the number of exchange-traded funds (ETFs) based on S&P indices and a 41.1% year-over-year increase in assets under management in these ETFs contributed to a strong performance by the Benchmarks Group in the second quarter.  Reflecting the recovery in global markets and an inflow of new funds from investors, assets under management in ETFs linked to S&P indices grew to $325.3 billion at the end of the second quarter.  Sixteen new exchange-traded funds using S&P indices were launched in the second quarter, bringing the total currently based on S&P indices to 349.  At the end of 2010, there were 301.  The Benchmarks Group also benefited from growth in data sales and the creation and licensing of a dozen new custom indices for major clients in financial markets.

Standard & Poor’s:  Revenue for this segment grew by 18.6% to $480.3 million in the second quarter compared to the same period last year.  Operating profit, reflecting increases in compensation and incremental compliance and regulatory costs, grew by 17.3% to $212.7 million.  Favorable foreign exchange rates increased revenue by $14.8 million and operating profit by $2.1 million in the second quarter.

Continued strong investor demand for yield and brisk refinancing activity, especially by non-investment-grade companies taking advantage of low interest rates, were key to a 56.9% increase in new dollar volume issuance to $208 billion in the U.S. corporate bond market in the second quarter.  European corporate issuance also showed solid growth, increasing by 32.9% to $270.4 billion in the second quarter as investors sought quality credits with attractive coupons.  Structured finance remained soft, although there was increased activity in Europe and a pick up in U.S. ABS issuance along with modest improvement in U.S. commercial mortgage-backed securities and U.S. CDO markets.

A 69.3% increase in global high-yield new issue dollar volume to $119.2 billion, solid gains in the investment-grade market, and booming global bank loan rating activity contributed to the 31.4% increase to $195.7 million in Standard & Poor’s transaction revenue in the second quarter despite softness in U.S. public finance issuance.  Public finance dollar volume issuance declined 32.7% to $77 billion.  Dollar volume in public finance was lowest for the second quarter in a decade, but the second quarter improved sequentially by 51% over the weak first quarter of 2011.

Non-transaction revenue, which includes annual contracts, surveillance fees, and a royalty from McGraw-Hill Financial for the right to use and distribute S&P content, grew by 11.1%  to $284.6 million in the second quarter of 2011 compared to the same period last year.  Royalty revenue in the second quarter was $15.5 million compared to $13.8 million for the same period in 2010.  Non-transaction revenue also benefited from growth in new corporate credits under surveillance; gains at CRISIL, S&P’s majority-owned company in India; and in non-issue based analytical services, which offset a decline in structured finance surveillance primarily related to defaults and maturing deals.  Non-transaction revenue produced 59.3% of Standard & Poor’s total revenue in the second quarter of 2011 compared to 63.2% for the same period last year.

In international markets, Standard & Poor’s revenue grew by 29.9% to $233.9 million and represented 48.7% of the segment’s total revenue in the second quarter, versus 44.5% for the same period last year.  All international regions — Asia, Canada, Europe, Latin America — produced solid gains.

Education:  Revenue for this segment decreased by 5.0% to $536.6 million and operating profit declined by 18.3% to $42.2 million in the second quarter of 2011 compared to the same period last year.  Foreign exchange rates increased revenue by $5.8 million and had an immaterial impact on operating profit.

The McGraw-Hill School Education Group’s revenue decreased by 10.1% to $292.2 million in the second quarter, reflecting declines in both the state new adoption market and open territory.  Results in the second quarter were significantly affected by the timing of 2011 orders from Texas, and compounded by a challenging comparison created by the McGraw-Hill School Education Group’s success in last year’s reading and literature adoption in Texas.  In 2010, the McGraw-Hill School Education Group captured approximately 40% of the available dollars in Texas for reading and 18% for literature.

The Texas Education Agency, which usually starts processing orders in May, did not accept any orders from local school districts in the second quarter of 2011, waiting for the state legislature to finalize the education budget in a special session, which adjourned on June 29, 2011.  Now that appropriations providing $399 million for new instructional programs and $393 million for continuing contracts have been approved for the current year, the Texas Education Agency will begin processing orders on August 8, 2011.

Timing was also a factor in the modest decrease in open territory sales, as some orders anticipated in the second quarter are now scheduled for the third quarter.  A major order for the School Education Group’s Treasures elementary reading program from Anne Arundel County in Maryland helped to offset the decline in open territory revenue.  Partially offsetting ordering delays in the adoption states during the second quarter were higher sales in California, where some districts are catching up with purchasing in the third year of the state’s 2008 reading adoption.  Most notably, Los Angeles Unified, the nation’s second largest school district, purchased the Treasures K–5 reading program in the second quarter for use in the fall.

The testing market softened in the second quarter as some contracts called for reductions in the scope of work during the second quarter compared to the same period last year. Sales of shelf products also declined.  In the second quarter, however, a new summative contract was awarded by Qatar and existing contracts were extended by Colorado, Wisconsin, and Georgia.  In addition, new contracts were won for LAS Links, a suite of English- and Spanish-language proficiency assessments, in Nevada, Washington State, and Boston.

The McGraw-Hill Higher Education, Professional and International Group’s revenue increased by 1.8% to $244.4 million in the second quarter compared to the same period last year.  Spurred by increased investments, digital products and digital subscription Web sites again produced strong double-digit growth in the second quarter in higher education and professional markets.

In a seasonally slow period for higher education, the continued success of digital products was key to a modest gain in the U.S. college and university market.  There has been a significant market response to McGraw-Hill Connect, the industry’s most advanced homework management and study system.  McGraw-Hill Connect seamlessly integrates into the widely used Blackboard learning management system, providing quick, easy access to an array of resources while improving workflow for both faculty and students.

In professional publishing, the double-digit growth of digital products and services again offset softness in traditional retail channels.  Digital products launched in the second quarter included AccessPediatrics, a new specialty site which joined the AccessMedicine suite of digital subscription products and the McGraw-Hill eBook Library, a global platform offering institutional and individual customers unlimited concurrent access to more than 1,000 e-book titles in medicine, business, and engineering/computing, along with student study skills and test preparation.  Twenty-five new mobile applications were also released, bringing the total apps available for purchase to 177.

The best-selling e-books from professional publishing during the second quarter of 2011 were:

•	Patterson et al., Crucial Conversations
•	Fabozzi, The Handbook of Fixed Income Securities
•	Lowndes, How to Talk to Anyone, 2nd edition
•	Patterson et al., Influencer: The Power to Change Anything
•	Gallo, The Presentation Secrets of Steve Jobs

Revenue in international markets was up modestly, the result of favorable foreign exchange rates and higher sales in India, Africa and Canada, which were partially offset by slower sales in Asia.

Information & Media:  Revenue for this segment grew by 9.7% to $246.0 million and operating profit increased by 5.9% to $50.3 million in the second quarter of 2011 compared to the same period last year.  Foreign exchange rates unfavorably affected operating profit by $0.9 million in the second quarter as did the acquisition of Bentek Energy in January.  Also impacting operating income were nonrecurring items from a write-off of deferred costs, which were largely offset by a gain on the sale of the Company’s interest in the LinkedIn Corporation.

The Business-to-Business Group’s revenue increased by 11.7% to $222.2 million while the Broadcasting Group’s revenue declined 6.0% to $23.8 million in the second quarter compared to last year.

Strong growth by Platts’ proprietary content in global energy markets and improvement in syndicated studies and consulting services in automotive and non-automotive markets at J.D. Power contributed to the performance of the Business-to-Business Group, which includes the following brands:  Aviation Week, J.D. Power and Associates, McGraw-Hill Construction, and Platts.  There was continued softness in the construction market in the second quarter.

The Broadcasting Group’s results were affected by the decline in political advertising in a non-election year, which offset an increase in retransmission revenue.

Corporate expense:  Second quarter expense increased $6.6 million compared to the same period last year, primarily due to increased incentive compensation.  For the first half of the year, corporate expense increased $5.0 million, or 6.9%.

Balance sheet:  Cash and short-term investments at the end of the second quarter was approximately $1.3 billion, a $223 million decline from December 31, 2010.  Share repurchases and acquisitions were primarily responsible for the decline.  In the second quarter, the Corporation repurchased 4.4 million shares for $177 million.  For the first half of 2011, the Corporation repurchased 7.7 million shares for $300 million at an average price of $38.96.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted revenue is a non-GAAP financial measure contained in this earnings release that is derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Our non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibit 7.

Conference Call/Webcast Details: The Corporation’s senior management will review the second quarter earnings results on a conference call scheduled for this morning, July 28, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?p=irol-eventDetails&c=96562&eventID=4151939. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 27, 2011. Domestic participants may call (800) 430-5981; international participants may call +1 (402) 220-2055 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies:  Founded in 1888, The McGraw-Hill Companies is a leading global financial information and education company that helps professionals and students succeed in the Knowledge Economy.  With leading brands including Standard & Poor’s, McGraw-Hill Education, Platts energy information services and J.D. Power and Associates, the Corporation has approximately 21,000 employees with more than 280 offices in 40 countries.  Sales in 2010 were $6.2 billion.  Additional information is available at http://www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations
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Release issued: July 28, 2011
* * *

Contacts for The McGraw-Hill Companies:

Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
jason_feuchtwanger@mcgraw-hill.com

The McGraw-Hill Companies
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2011 and 2010

(dollars in millions, except per share data)

	Three Months			Six Months
(unaudited)	2011	2010	% Change 1	2011	2010	% Change 1

Revenue	$1,580.8	$1,474.1	7.2%	$2,862.7	$2,664.4	7.4%

Expenses	1,235.2	1,147.8	7.6%	2,302.7	2,147.9	7.2%

Other income	(13.2)	-	N/M	(13.2)	-	N/M

Income from operations	358.8	326.3	10.0%	573.2	516.5	11.0%

Interest expense, net	19.5	20.9	(6.1)%	38.6	42.9	(9.7)%

Income before taxes on income	339.3	305.4	11.1%	534.6	473.6	12.8%

Provision for taxes on income	123.5	111.2	11.1%	194.6	172.4	12.8%

Net income	215.8	194.2	11.1%	340.0	301.2	12.8%

Less: net income attributable to noncontrolling interests	(4.7)	(3.1)	(48.2)%	(8.9)	(6.8)	(29.5)%

Net income attributable to The McGraw-Hill Companies, Inc.	$211.1	$191.1	10.5%	$331.1	$294.4	12.5%

Earnings per common share:
Basic	$0.70	$0.61	13.2%	$1.09	$0.94	15.4%
Diluted	$0.68	$0.61	11.9%	$1.07	$0.94	14.4%

Dividend per common share	$0.250	$0.235	6.4%	$0.500	$0.470	6.4%

Average number of common shares outstanding:
Basic	303.6	311.2		304.4	312.3
Diluted	309.2	313.2		309.4	314.7

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 1

The McGraw-Hill Companies
Condensed Consolidated Balance Sheets
June 30, 2011 and December 31, 2010

(dollars in millions)

	June 30,	December 31,
(unaudited)	2011	2010

Assets:
Cash and equivalents	$1,300.2	$1,525.6
Other current assets	1,826.2	1,769.0
Total current assets	3,126.4	3,294.6
Prepublication costs, net	351.0	365.0
Property and equipment, net	526.5	548.8
Goodwill and other intangible assets, net	2,651.5	2,550.8
Other non-current assets	288.6	287.4
Total assets	$6,944.0	$7,046.6

Liabilities and Equity:
Unearned revenue	$1,246.0	$1,205.7
Other current liabilities	1,277.2	1,475.2
Long-term debt	1,198.0	1,198.0
Pension, other postretirement benefits and other non-current liabilities	887.0	876.3
Total liabilities	4,608.2	4,755.2
Total equity	2,335.8	2,291.4
Total liabilities and equity	$6,944.0	$7,046.6

Exhibit 2

The McGraw-Hill Companies
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2011 and 2010

(dollars in millions)

(unaudited)	2011	2010

Operating Activities:
Net income	$340.0	$301.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation (including amortization of technology projects)	64.4	61.3
Amortization of intangibles	29.7	23.0
Amortization of prepublication costs	75.5	95.2
Stock-based compensation	41.2	23.0
Other	20.4	(8.3)
Net changes in operating assets and liabilities	(232.8)	(135.9)
Cash provided by operating activities	338.4	359.5
Investing Activities:
Investment in prepublication costs	(60.2)	(60.0)
Capital expenditures	(44.6)	(39.0)
Acquisitions, net of cash acquired	(126.1)	(5.0)
Other	17.3	3.1
Cash used for investing activities	(213.6)	(100.9)
Financing Activities:
Dividends paid to shareholders	(152.4)	(148.2)
Dividends paid to noncontrolling interests	(8.7)	(14.2)
Repurchase of treasury shares	(300.3)	(186.9)
Exercise of stock options and other	82.4	27.8
Cash used for financing activities	(379.0)	(321.5)
Effect of exchange rate changes on cash	28.8	(29.2)
Net change in cash and equivalents	(225.4)	(92.1)
Cash and equivalents at beginning of period	1,525.6	1,209.9
Cash and equivalents at end of period	$1,300.2	$1,117.8

Exhibit 3

The McGraw-Hill Companies
Operating Results by Segment
Three and six months ended June 30, 2011 and 2010

(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue
	2011	2010	% Change 1	2011	2010	% Change 1

Standard & Poor's	$480.3	$405.0	18.6%	$923.2	$806.3	14.5%
McGraw-Hill Financial	333.4	293.6	13.5%	657.4	572.5	14.8%
McGraw-Hill Education	536.6	565.1	(5.0)%	839.3	882.2	(4.9)%
McGraw-Hill Information & Media	246.0	224.2	9.7%	473.5	430.4	10.0%
Intersegment Elimination	(15.5)	(13.8)	(12.2)%	(30.7)	(27.0)	(13.7)%
Total revenue	$1,580.8	$1,474.1	7.2%	$2,862.7	$2,664.4	7.4%

	Segment Expenses			Segment Expenses
	2011	2010	% Change 1	2011	2010	% Change 1

Standard & Poor's	$267.6	$223.6	19.7%	$520.1	$436.1	19.3%
McGraw-Hill Financial	235.6	210.2	12.1%	463.3	417.9	10.9%
McGraw-Hill Education	494.4	513.5	(3.7)%	872.6	892.4	(2.2)%
McGraw-Hill Information & Media	195.7	176.7	10.7%	385.8	355.1	8.7%
Intersegment Elimination	(15.5)	(13.8)	(12.2)%	(30.7)	(27.0)	(13.7)%
Total segment expenses	$1,177.8	$1,110.2	6.1%	$2,211.1	$2,074.5	6.6%

	Operating Income			Operating Income (Loss)
	2011	2010	% Change 1	2011	2010	% Change 1

Standard & Poor's	$212.7	$181.4	17.3%	$403.1	$370.2	8.9%
McGraw-Hill Financial	97.8	83.4	17.3%	194.1	154.6	25.6%
McGraw-Hill Education	42.2	51.6	(18.3)%	(33.3)	(10.2)	N/M
McGraw-Hill Information & Media	50.3	47.5	5.9%	87.7	75.3	16.4%
Total operating segments	403.0	363.9	10.7%	651.6	589.9	10.5%
General corporate expense	(44.2)	(37.6)	(17.7)%	(78.4)	(73.4)	(6.9)%
Total operating income 2	$358.8	$326.3	10.0%	$573.2	$516.5	11.0%

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table
2	Income from operations

Exhibit 4

The McGraw-Hill Companies
Standard & Poor's
Three and six months ended June 30, 2011 and 2010

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)
	2011	2010	% Change 1
Three Months
Transaction revenue (a)	$195.7	$148.9	31.4%
Non-transaction revenue (b) (c)	284.6	256.1	11.1%
Total Standard & Poor's	$480.3	$405.0	18.6%

Six Months
Transaction revenue	$372.0	$299.3	24.3%
Non-transaction revenue	551.2	507.0	8.7%
Total Standard & Poor's	$923.2	$806.3	14.5%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates
(b)	Revenue primarily related to annual fees for frequent issuer programs and surveillance
(c)
Includes intersegment royalty revenue from McGraw-Hill Financial of $15.5 million and $30.7 million for the three and six months ended June 30, 2011, respectively, and $13.8 million and $27.0 million for the three and six months ended June 30, 2010, respectively

Domestic vs. International Revenue

(unaudited)
	2011	2010	% Change 1
Three Months
Domestic revenue	$246.4	$224.9	9.6%
International revenue	233.9	180.1	29.9%
Total Standard & Poor's	$480.3	$405.0	18.6%

Six Months
Domestic revenue	$485.1	$437.5	10.9%
International revenue	438.1	368.8	18.8%
Total Standard & Poor's	$923.2	$806.3	14.5%

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 5

The McGraw-Hill Companies
McGraw-Hill Financial
Three and six months ended June 30, 2011 and 2010

(dollars in millions)

Subscription vs. Non-Subscription Revenue

(unaudited)
	2011	2010	% Change 1
Three Months
Subscription revenue (a)	$245.7	$213.1	15.3%
Non-subscription revenue (b)	87.7	80.5	8.9%
Total McGraw-Hill Financial	$333.4	$293.6	13.5%

Six Months
Subscription revenue	$485.9	$419.7	15.8%
Non-subscription revenue	171.5	152.8	12.3%
Total McGraw-Hill Financial	$657.4	$572.5	14.8%

(a)	Revenue related to credit ratings-related information products, Capital IQ platform, investment research products and other data subscriptions
(b)	Revenue related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services

Domestic vs. International Revenue

(unaudited)
	2011	2010	% Change 1
Three Months
Domestic revenue	$230.8	$207.3	11.3%
International revenue	102.6	86.3	18.8%
Total McGraw-Hill Financial	$333.4	$293.6	13.5%

Six Months
Domestic revenue	$461.7	$405.0	14.0%
International revenue	195.7	167.5	16.8%
Total McGraw-Hill Financial	$657.4	$572.5	14.8%

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 6

The McGraw-Hill Companies
Non-GAAP Financial Information
Three and six months ended June 30, 2011 and 2010

(dollars in millions)

Computation of Free Cash Flow:

(unaudited)	Six Months
	2011	2010
Cash provided by operating activities	$338.4	$359.5
Investment in prepublication costs	(60.2)	(60.0)
Capital expenditures	(44.6)	(39.0)
Cash flow before dividends	233.6	260.5
Dividends paid to shareholders	(152.4)	(148.2)
Dividends paid to noncontrolling interests	(8.7)	(14.2)
Free cash flow	$72.5	$98.1

Computation of Net Cash (Debt):

(unaudited)

	June 30,	December 31,	June 30,
	2011	2010	2010
Cash and equivalents	$1,300.2	$1,525.6	$1,117.8
Short-term investments	24.8	22.2	26.8
Less: long-term debt and notes payable	1,198.0	1,198.3	1,197.9
Net cash (debt)	$127.0	$349.5	$(53.3)

Computation of McGraw-Hill Financial Revenue Adjusted for TheMarkets.com:

(unaudited)	Three Months
	2011	2010	% Change 1
Revenue:
McGraw-Hill Financial	$333.4	$293.6	13.5%
Excluding TheMarkets.com	(12.3)	-
	$321.1	$293.6	9.3%
Subscription Revenue:
McGraw-Hill Financial	$245.7	$213.1	15.3%
Excluding TheMarkets.com	(12.3)	-
	$233.4	$213.1	9.5%

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 7